EXHIBIT 99.4



                         TEXACO ANNOUNCES PUBLIC ISSUANCE
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                     OF $112.5 MILLION IN PREFERRED SHARES
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FOR IMMEDIATE RELEASE:  WEDNESDAY, JUNE 8, 1994.
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     WHITE PLAINS, N.Y., June 8 - Texaco Inc. announced today that its wholly owned finance subsidiary, Texaco Capital LLC, a company organized under the laws of the Turks and Caicos Islands, British West Indies, is issuing $112.5 million of Cumulative Adjustable Rate Monthly Income Preferred Shares ("MIPS"), Series B, in a public offering.

     The preferred shares are being offered at $25 per share, callable at par after five years, with a variable dividend rate which is reset quarterly. The dividend rate will be equal to 88 percent of the highest of three U.S. Treasury Department maturities (three-month, ten-year and 30-year). The dividend rate for the period from June 15, 1994, to September 30, 1994, will be 6.4 percent per annum. The payments of dividends and payments on liquidation or redemption with respect to the Preferred Shares are guaranteed by Texaco Inc. Dividends on the Preferred Shares will be paid monthly commencing June 30, 1994.

     Proceeds from the sale will be loaned to Texaco Inc. to be used for working capital, retirement of debt and other general corporate purposes.

     The sale is being led by Goldman, Sachs & Co. with Dean Witter Reynolds Inc.; A. G. Edwards & Sons, Inc.; Kidder, Peabody & Co. Incorporated; Lehman Brothers; Morgan Stanley & Co. Incorporated; PaineWebber Incorporated; Prudential Securities Incorporated; and Smith Barney Inc.

     The Preferred Shares are issued under a shelf registration statement that was filed with the Securities and Exchange Commission in October 1993. The Preferred Shares will be listed on the New York Stock Exchange (Symbol TXCPrB).

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CONTACTS: Dave Dickson   (914) 253-4128
          Jim Swords     (914) 253-4103